Exhibit 99.1

For Immediate Release	Contacts – Investor Relations: Reed Nolte 212-852-7092 Press: Teri Everett 212-852-7070

News Corporation Announces Sale of Eight Television

Stations to Oak Hill Capital Partners

NEW YORK, NY, December 22, 2007 – News Corporation announced today that it will sell eight of its owned-and-operated FOX network affiliated television stations to Oak Hill Capital Partners for approximately $1.1 billion in cash.

The stations include:

•	WJW in Cleveland, OH
•	KDVR in Denver, CO
•	KTVI in St. Louis, MO
•	WDAF in Kansas City, MO
•	WITI in Milwaukee, WI
•	KSTU in Salt Lake City, UT
•	WBRC in Birmingham, AL
•	WGHP in Greensboro, NC

The sale is subject to regulatory and other customary conditions and is expected to close in the third calendar quarter of 2008. News Corporation was advised by Allen & Company LLC and Hogan & Hartson in the transaction.

Following the sale of the eight stations to Oak Hill Capital Partners, Fox Television Stations will continue to be one of the nation’s strongest and most successful station groups with 27 owned-and-operated stations, nine duopolies in major markets as well as single stations in nine mid- to large-sized markets. A full list of News Corporation’s U.S. stations is available at http://www.newscorp.com/operations/tvstations.html

News Corporation (NYSE: NWS, NWS.A; ASX: NWS, NWSLV) had total assets as of September 30, 2007 of approximately US$64 billion and total annual revenues of approximately US$30 billion. News Corporation is a diversified entertainment company with operations in eight industry segments: filmed entertainment; television; cable network programming; direct broadcast satellite television; magazines and inserts; newspapers; book publishing; and other. The activities of News Corporation are conducted principally in the United States, Continental Europe, the United Kingdom, Australia, Asia and the Pacific Basin.